CALCULATION OF FILING FEE TABLE
424B7
(Form Type)
Stock Yards Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Common Stock, no par value per share	Rule 457(c)	2,166,496	$53.20	$115,257,587.20	0.0000927	$10,684.38
Fees Previously Paid	Equity	Common Stock, no par value per share	—	—	—	—	—	—
	Total Offering Amounts				—	$115,257,587.20	—	—
	Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$10,684.38

(1)
All shares being registered hereby are offered for the account of certain selling shareholders who acquired such shares in a private transaction. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)
Pursuant to Rule 457(c) under the Securities Act, the offering price and registration fee are computed based on the average of the high and low prices reported for the registrant’s common stock traded on the NASDAQ Global Select Market on April 1, 2022.

(3)
Calculated in accordance with Rule 457(r) under the Securities Act. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-261637) paid herewith.